Exhibit 23.1

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Amendment No. 1 of Form S-1 of Mascot Properties, Inc., of our report dated February 15, 2011 on our audit of the financial statements of Mascot Properties, Inc. as of June 30, 2010, and the related statements of operations, stockholders’ equity and cash flows for the period from inception on July 22, 2009 through June 30, 2010, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
July 12, 2011

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351